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Exhibit 10.1

October 19, 2004

Mr. Robert J. Zatta
[redacted]

Re:
Enhanced Severance Terms

Dear Bob:

        The following enhanced severance terms will apply if your employment is involuntarily terminated (other than for "cause" (as defined below)) or you resign with "good reason" (as defined below) at any time following a change of control, are effective immediately and are as follows:

  1.
  Your contractual twelve (12) month notice of termination will continue to remain in effect as set forth in the Letter Agreement dated March 21, 2001 and any payments under these enhanced severance terms are in addition to and not payment in lieu of notice.

  2.
  In addition to any amounts payable in lieu of notice and the Company's existing severance policy (2 weeks base salary plus 1 week salary for each year of service if you have less than 10 years of service; or 2 weeks base salary plus 2 weeks salary for each year of service up to a maximum of 26 weeks salary if you have more than 10 years of service), you will also be entitled to a lump sum cash payment in an amount equal to three (3) months base salary. Such payments will be subject to any applicable tax withholdings and will be paid in equal monthly installments until paid in full.

  3.
  If you are eligible for and elect continuation of health care coverage ("COBRA") under the Company's medical plan, the Company will pay your applicable COBRA premiums (on a net after-tax basis) until the earlier of: (i) the date on which your COBRA eligibility ceases, or (ii) for a period of twelve (12) months commencing on the date of your termination. Thereafter, if you continue to be eligible for COBRA coverage, you may continue your coverage for the balance of your COBRA period, in accordance with the terms of the Company's medical plan, upon payment by you of the applicable premiums for such coverage.

  4.
  You will continue to be furnished with the use of your Company car (subject to the existing terms and conditions for such use) until the end of the twelve (12) month notice period (on a net after-tax basis).

  5.
  You will be provided with outplacement support at a level consistent with previous Company practice.

  6.
  A further enhanced severance payment equivalent to three (3) months salary will be paid if you are asked and agree to work for a period of three (3) months or longer from the effective date of the notice of termination.

  7.
  Your entitlement to the enhanced severance terms is conditioned on you serving your contractual notice if required to do so.

        For purposes of this letter, "cause" shall mean (i) your willful and continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to you, which notice identifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and provides you a reasonable period in which to cure such failure, or (ii) any act of fraud, embezzlement or theft on your part against the Company or its affiliates. You will be deemed to have resigned with "good cause" if you resign following (i) a reduction in your duties or responsibilities, (ii) a reduction in your compensation or a material reduction in your employment benefits, (iii) a material breach by the Company of your Employment Agreement, if any, or (iv) a change of the Company's headquarters, or of your principal place of employment, of more than twenty (20) miles.

        If you are in agreement with the foregoing, please sign and return a copy of this letter.

Sincerely,

Seifi Ghasemi
Chairman & Chief Executive Officer

Acknowledged & agreed to
this 19th day of October, 2004.

/s/ Robert J. Zatta Robert J. Zatta

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  Exhibit 10.1